Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 128 to the Registration Statement on Form N-1A of Fidelity Union Street Trust: Fidelity Arizona Municipal Income Fund and Fidelity Maryland Municipal Income Fund of our reports dated October 16, 2017 relating to the financial statements and financial highlights included in the August 31, 2017 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/PricewaterhouseCoopers LLP Boston, Massachusetts October 23, 2017